Exhibit 99.1

Cingulate Inc. Reports Fourth Quarter and Full Year 2025 Financial Results and Operational Highlights

U.S. Patent Notice of Allowance for CTx-1301 Received; Additional European Patents Granted

Recent $12M Private Placement Closed At-the-Market Pricing

KANSAS CITY, Kan., March 18, 2026 -- Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform to develop a pipeline of next-generation products, today reported financial results for the quarter ended December 31, 2025, and provided a corporate update. Highlights include recent U.S. and European patent developments, the closing of a $12 million private investment, and the acceptance of a New Drug Application (NDA) for its lead candidate, CTx-1301 (dexmethylphenidate HCl).

Cingulate CEO Shane J. Schaffer stated, “Cingulate delivered on key inflection points throughout 2025 and this continues into 2026. Cingulate is proud to announce that CTx-1301 has strengthened its patent estate. We have demonstrated that CTx-1301 utilizing the PTR™ Platform does something meaningfully different in the treatment of ADHD, and these improvements are now recognized by patent offices in the United States as well as major territories around the world. We’ve spent years building the PTR™ platform which exclusively delivers medication how and when patients need it most, and we’re continuing to work constructively with the FDA as it evaluates our application for approval. While we advance CTx-1301 through the regulatory review process, our Company has strengthened its financial and operational foundation,” Schaffer continued. “At the same time, we are advancing our commercial readiness and manufacturing scale-up so we’re well positioned to support commercial launch, pending approval. With the support of our recent financing and the addition of experienced commercial leadership, we believe we’re taking the right steps to build long-term value for both patients and shareholders.”

Operational Highlights

U.S. Patent Notice of Allowance

On Tuesday, March 17th, 2026, the United States Patent and Trademark Office (USPTO) issued a Notice of Allowance for a patent application covering Cingulate’s lead ADHD candidate, CTx-1301, indicating that the agency has completed its examination and determined that the claims are allowable. Upon issuance, the patent is expected to provide protection through May 2042 for key aspects of CTx-1301’s formulation and method of use, further strengthening Cingulate’s intellectual property portfolio surrounding its Precision Timed Release™ (PTR™) platform, which is designed to enable the development of next-generation therapeutics with customized release profiles.

European Patent Granted

Cingulate received a European patent for CTx-1301 covering the specificity of its tri-modal, precision-timed pulsatile release profile for the treatment of ADHD. The patent (EP No. 22808184), granted on December 17, 2025, extends protection through May 2042 and is expected to be validated in more than 30 European territories, including the United Kingdom.

Regulatory

●	In July 2025, Cingulate submitted the New Drug Application (NDA) for CTx-1301, the Company’s lead asset for the treatment of ADHD in children and adults.
●	In October 2025, the FDA accepted the NDA for review under the 505(b)(2) regulatory pathway and assigned a Prescription Drug User Fee Act (PDUFA) target action date of May 31, 2026.
●	The NDA was supported by multiple clinical studies, including Phase 3 clinical trials showing improved ADHD control across multiple metrics in adult and pediatric patients (ages 6 years and older). Effect size measurements, the consistency and magnitude of benefit of the product, were large throughout the day, demonstrating that CTx-1301 provides a rapid onset of effect and sustained efficacy for a patients entire active day, addressing long-standing gaps in ADHD management.
●	As part of the NDA review process, the FDA has requested additional information related to manufacturing and CMC elements of the application. The Company is working closely with the Agency to address these requests. Depending on the timing and scope of these requests and responses, the FDA may require additional time to evaluate the information provided. Importantly, to date the requests do not relate to clinical safety or efficacy findings.

Commercial Readiness Update

The Company continues to advance commercialization preparations, including:

●	Scaling commercial manufacturing
●	Advancing market access and payer engagement
●	Building commercial leadership and infrastructure
●	Preparing distribution and supply chain capabilities

In November, Cingulate appointed Bryan Downey as Chief Commercial Officer. Downey brings extensive commercialization experience, having held senior leadership roles at Alfasigma USA, Jubilant Pharma, and nearly 20 years at Sanofi, where he served as Vice President and Head of the U.S. Cardiovascular and Allergy Business Unit.

Capital Markets Activity

$12 Million At-the-Market PIPE Financing

In February 2026, Cingulate closed a $12 million private investment in public equity (PIPE) financing led by affiliates of Falcon Creek Capital Advisor LLC. The financing was priced at-the-market under Nasdaq rules and included insider participation. All participating investors agreed to a 180-day lock-up, aligning long-term shareholder interests ahead of key regulatory milestones. In connection with the financing, Falcon Creek Capital received the right to designate up to two members to Cingulate’s Board of Directors. The first designee is former board member Jeff Hargroves, who was also a significant participant in the offering.

Fourth Quarter and Full Year Results

Cash and Working Capital: As of December 31, 2025, Cingulate had approximately $11.0 million in cash and cash equivalents, a $1.3 million decrease from December 31, 2024. The Company expects current cash on hand will satisfy its capital needs into late fourth quarter of 2026 under the current business plan, which primarily includes activities related to seeking regulatory approval for CTx-1301 and pre-commercialization efforts for CTx-1301.

R&D Expenses: Research and development expenses were $2.0 million for the three months ended December 31, 2025, compared to $4.3 million for the same period in 2024. Research and development expenses were $9.8 million for the year ended December 31, 2025 compared to $9.4 million for the year ended December 31, 2024. This change was primarily the result of an increase in personnel expenses, regulatory costs and manufacturing costs, partially offset by a decrease in clinical operations.

G&A Expenses: General and administrative expenses were $3.6 million for the three months ended December 31, 2025 compared to $1.9 million for the same period in 2024. General and administrative expenses were $10.2 million for the year ended December 31, 2025 compared to $6.2 million for the year ended December 31, 2024. This is primarily the result of an increase in pre-commercialization costs, personnel expenses and legal and professional fees.

Net Loss: Net loss was $6.3 million for the three months ended December 31, 2025, compared to $6.2 million for the three months ended December 31, 2024. Net loss was $22.4 million for the year ended December 31, 2025 compared to $16.6 million for the year ended December 31, 2024. The increase in the net loss primarily relates to increased G&A expenses as described above as well as interest on our notes payable.

Cingulate Inc.

Consolidated Balance Sheet Data

	December 31,	December 31,
	2025	2024
Cash and cash equivalents	$10,953,383	$12,211,321
Total assets	$15,073,263	$14,864,489
Total liabilities	$12,564,356	$7,408,984
Working Capital	$1,695,633	$7,688,698
Accumulated deficit	$(132,375,031)	$(109,925,120)
Total stockholders’ equity	$2,508,907	$7,455,505

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$2,001,948	$4,328,683	$9,774,057	$9,445,265
General and administrative	3,584,316	1,879,806	10,164,051	6,199,708
Operating loss	(5,586,264)	(6,208,489)	(19,938,108)	(15,644,973)

Issuance cost and change in fair value of derivative	(133,991)	(99,121)	(1,150,673)	(1,013,868)
Interest and other income (expense), net	(552,655)	76,510	(1,361,130)	99,236

Loss before income taxes	(6,272,910)	(6,231,100)	(22,449,911)	(16,559,605)
Income tax benefit (expense)	-	-	-	-

Net loss	(6,272,910)	(6,231,100)	(22,449,911)	(16,559,605)

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The estimated market size of the US ADHD market is approximately 100 million annual prescriptions. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., over 20 million patients have been diagnosed with ADHD. Among this group, 12 million are adults and over 8 million are under the age of 17. According to the CDC, just 53.6 percent of all children and teens with ADHD reported they were actively treating their symptoms with medication in 2022, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Current market trends demonstrate that adult ADHD prevalence is larger and growing faster than the child and adolescent segments combined.

About CTx-1301

CTx-1301 (dexmethylphenidate HCI) is a once-daily, multi-core tablet utilizing Cingulate’s proprietary Precision Timed Release™ (PTR™) platform to deliver three precisely timed releases of active medication across the day. This design aims to provide rapid onset of effect and entire active-day duration. CTx-1301 is being evaluated for the treatment of ADHD under the FDA’s 505(b)(2) pathway. In October 2025, Cingulate announced that the U.S. Food and Drug Administration (FDA) had accepted for review the New Drug Application (NDA) for CTx-1301 and had assigned a Prescription Drug User Fee Act (PDUFA) target action date of May 31, 2026. NDA acceptance signifies that the FDA has determined the submission is sufficiently complete to permit substantive review. NDA acceptance does not imply approval, nor does it guarantee any specific outcome or timing.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD where one or more active pharmaceutical ingredients need to be delivered several times a day at specific, predefined time intervals and released in a manner that would offer significant improvement over existing therapies. To see Cingulate’s PTR Platform, click here.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. Specifically, these statements include, but are not limited to, the timing and process for regulatory approval of CTx-1301 and the potential timing of commercialization of CTx-1301, if approved, our progress with commercial readiness and manufacturing scale-up activities, statements regarding our expected cash runway, and anticipated capital needs and financing plans. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 18, 2026 and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Media Relations:

Thomas Dalton

Vice President, Corporate and Government Relations, Cingulate

tdalton@cingulate.com

(480) 529-5434